EXHIBIT 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Acquires Wind Energy Infrastructure Company

EXTON, PA - (PR Newswire - First Call) - June 30, 2008) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has completed the acquisition of the assets of Lincoln Wind LLC of Bettendorf, Iowa. The purchase price was $400,000 in cash.

Founded in 2006, Lincoln Wind is an engineering company focused on the implementation of meteorological towers that measure the wind capacity of geographic areas prior to the construction of a wind farm. The tower has an anemometer connected to a data collection device that transmits via wireless to a central monitoring station that measures wind performance. The tower is powered by solar energy. Lincoln Wind has developed an outstanding reputation for complete installation services and maintenance of these meteorological towers and components for such customers as British Petroleum, Clipper Wind, Infinity Wind Power and Global Energy Concepts. Historically profitable, Lincoln Wind is projected to achieve approximately $2 million in revenue and $500,000 in earnings before interest and taxes over the next twelve months. Since inception, the company has generated gross margins in the 40% to 45% range. The transaction closed on June 27, 2008. Lincoln Wind will be assimilated directly into Max Engineering, a wholly owned subsidiary of WPCS.

Matthew Cumberworth, Managing Director of Lincoln Wind LLC, commented, “The wind energy market is experiencing significant growth of late and we believe the opportunities are substantial. In order for our company to take advantage of this high growth sector, we wanted to team up with a world class design-build engineering firm that can provide the support and financial resources to capitalize on the abundant opportunities in the wind energy sector. WPCS is that company. We are very pleased to be part of WPCS and look forward to the expansion of our project capacity.”

Andrew Hidalgo, CEO of WPCS International Incorporated, commented, “WPCS has been committed to establishing leadership positions in various specialty communication systems sectors and alternative energy is a specific focus as the design-build engineering needs, which include wireless connectivity, are in high demand. WPCS is currently developing opportunities in the wind energy sector and the addition of Lincoln Wind and its superb staff of highly trained technicians will allow WPCS to expand its pursuit of the many projects under consideration. We are very pleased to add Lincoln Wind and we expect this company to play a significant role in the continuing development of our alternative energy infrastructure initiative.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com